SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         NEWPORT NEWS SHIPBUILDING INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                              [DRAFT -- 5/18/99]



                        [NEWPORT NEWS SHIPBUILDING LOGO]

                        ANNUAL MEETING OF STOCKHOLDERS


                                     1999

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                            4101 WASHINGTON AVENUE
                       NEWPORT NEWS, VIRGINIA 23607-2770

                                --------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                --------------
                                                                   June 1, 1999
To the Stockholders of
Newport News Shipbuilding Inc.:

     We are pleased to invite you to attend the Annual Meeting of Stockholders of Newport News Shipbuilding. The meeting will be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Friday, June 25, 1999, beginning at 10:00 A.M. Eastern Daylight Time, for the following purposes:

   (1) To elect two Class III directors to serve until the Annual Meeting of stockholders in the year 2002;

   (2) To increase by 150,000 the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan;

   (3) To ratify the appointment by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1999; and

   (4) To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on May 11, 1999, are entitled to notice of, to vote at, and to participate in the meeting.

     Please note that you will be able to vote your shares by telephone or via the Internet. We believe you will find these "vote-by-phone" and "vote-by-Internet" options to be convenient and easy to use. The toll-free telephone number and Internet address, as well as instructions on how to use these convenient voting options, are included on the enclosed proxy card. Of course, if you prefer to vote your shares by written proxy, rather than by telephone or Internet, you may do so by marking, dating and signing the enclosed proxy card, and returning it in the enclosed envelope.

     Participants in the Newport News Shipbuilding 401(k) Investment Plan may not use the vote-by-telephone or vote-by-Internet options to direct the voting of shares attributable to their accounts and must execute and return the enclosed proxy card.

     Because your vote is important, you are requested to grant your proxy by telephone or Internet, or mark, date, sign and return the enclosed proxy card in the enclosed envelope, whether or not you expect to attend the meeting in person. Granting your proxy by telephone or Internet, or signing and returning the enclosed proxy card, will not affect your right to attend, or vote your shares in person at, the meeting, should you choose to do so.

     In order to facilitate check-in at the meeting, an admission ticket will be required from each stockholder who wishes to attend. An admission ticket is included with these proxy materials.


                                 By order of the Board of Directors:



                                  /s/ Stephen B. Clarkson
                                 STEPHEN B. CLARKSON
                                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                            4101 WASHINGTON AVENUE
                       NEWPORT NEWS, VIRGINIA 23607-2770


                              GENERAL INFORMATION

     The enclosed proxy is solicited by and on behalf of Newport News Shipbuilding Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia, on Friday, June 25, 1999, beginning at 10:00 A.M. Eastern Daylight Time, and at any adjournments of such meeting. For those stockholders who did not receive a copy by separate mailing in April, a copy of the Company's Annual Report, including financial statements for the year ended December 31, 1998, is enclosed with this proxy statement.

     For purposes of certain of the information presented in this proxy statement, you should be aware that, prior to December 11, 1996, the Company was a wholly-owned subsidiary of Tenneco Inc. ("Tenneco"). As part of a series of transactions that were closed on December 11, 1996, Tenneco and its existing subsidiaries, including the Company, restructured their various businesses and assets so that, among other things, substantially all of Tenneco's former shipbuilding business is now owned by the Company and its subsidiaries. After such restructuring, Tenneco fully divested its ownership interest in the Company by means of a tax-free distribution to its stockholders of all of the outstanding shares of common stock of the Company (the "Spin-off"). The Company's principal operating subsidiary is Newport News Shipbuilding and Dry Dock Company ("Newport News").

     The expense of this solicitation will be paid by the Company. Officers, directors and employees of the Company may solicit proxies by telephone, mail or personal visits. The firm of Georgeson & Company has been retained to assist in the solicitation of proxies for a fee estimated at $25,000, plus out-of-pocket expenses. Brokerage houses, nominees and fiduciaries have been requested to forward proxy soliciting material to the beneficial owners of the stock held of record by them, and the Company will reimburse them for their charges and expenses.

     Only holders of record of the outstanding common stock, par value $.01 per share (the "Company Common Stock"), of the Company at the close of business on the record date for the meeting, May 11, 1999, are entitled to notice of, to vote at, and to participate in the meeting. On the record date, 35,286,672 shares of Company Common Stock were outstanding. Holders of Company Common Stock will vote as a single class at the Annual Meeting. Each outstanding share will entitle the holder to one vote. All shares represented by properly executed and delivered proxies will be voted at the meeting and any adjournments.

     A majority of shares entitled to vote, that are present at the meeting in person or are represented at the meeting by proxy, will constitute a quorum for the conduct of business at the Annual Meeting. Abstentions, and shares held of record by a broker or its nominee ("Broker Shares") that are present or represented at the meeting, are included in the number of shares considered present or represented at the meeting for purposes of determining whether a quorum is present. Directors are elected by the affirmative vote of a majority of the quorum. Abstentions and Broker Shares that are not voted have the same effect as negative votes for purposes of electing directors.

     Approval of the increase to the number of shares authorized for issuance under the Newport News Shipbuilding Employee Stock Purchase and Accumulation Plan (the "Stock Purchase Plan") requires the affirmative vote of a majority of the quorum. Abstentions and Broker Shares that are not voted have the same effect as negative votes for purposes of approving this proposal.

     This proxy statement and the enclosed form of proxy were first mailed to stockholders on June 1, 1999.


                                 RECENT EVENTS

     On January 19, 1999, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Avondale Industries, Inc. ("Avondale") and Ares Acquisition Corporation, a wholly owned subsidiary of the Company ("Sub"). The Merger Agreement provides that upon the consummation of the merger of Sub with and into Avondale (the "Merger"), the common stock of Avondale will be converted into the right to receive Company Common Stock, as further described in the Merger Agreement. Completion of the Merger is subject to several conditions, including approval of the stockholders of the Company and Avondale at special meetings to be held later this year and certain regulatory approvals and clearance.

     On February 10, 1999, the Company received an unsolicited offer from General Dynamics Corporation ("General Dynamics") proposing to pay $38.50 per share in cash for all of the outstanding shares of Company Common Stock, subject to various conditions including due diligence and antitrust clearance from the appropriate regulatory authorities in the U.S. Departments of Justice and Defense. On April 14, 1999, Secretary of Defense William S. Cohen announced that the Department of Defense did not support the General Dynamics offer. General Dynamics then withdrew its offer.

     On May 6, 1999, the Company received an unsolicited proposal to merge with Litton Industries, Inc. ("Litton Industries") in a tax-free, stock-for-stock merger accounted for as a pooling of interests in which each share of Company Common Stock would be converted into .55 shares of common stock of Litton Industries. The proposal was subject to the negotiation of a definitive agreement and due diligence. The Company also was simultaneously provided by Litton Industries with a copy of an independent proposal made by Litton Industries to acquire Avondale in an all cash transaction of $38.00 per common share. Neither Litton Industries' offer to the Company nor its offer to Avondale is conditioned upon acceptance or rejection of the other.

     The Board of Directors has authorized preliminary discussions with Litton Industries in order to fully evaluate the terms of Litton Industries' offer. The Board of Directors has not made any determination as to the adequacy of Litton Industries' present proposal and there can be no assurance that any transaction proposed by Litton Industries will be acceptable to the Board of Directors.


                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)
     The Company's Board of Directors is divided into three classes. At the Annual Meeting, two directors are expected to be re-elected to Class III to hold office for a term of three years and until their respective successors are duly elected and qualified. Both nominees are current members of the Company's Board of Directors.

                        INFORMATION CONCERNING NOMINEES


       CLASS III (TO SERVE UNTIL THE 2002 ANNUAL MEETING OF STOCKHOLDERS)

     HON. GERALD L. BALILES has been a partner with the law firm of Hunton & Williams since February 1990. From January 1986 until January 1990, he served as Governor of the Commonwealth of Virginia. While Governor, he served as Chairman of the National Governors' Association from 1988 to 1989. He currently serves as Chairman of the Richmond Regional Transportation Advocacy Board, a member of the Council on Foreign Relations, and as a director of Norfolk Southern Company, The Atlantic Council of the United States and the United States Council for International Business. He has served as Chairman of the Board of the Public Broadcasting Service and as a member of the Washington Airport Task Force. Governor Baliles is 58 years old and has been a director of the Company since January 1997.

     DANA G. MEAD has served as an executive officer of Tenneco since 1992, when he joined Tenneco as Chief Operating Officer and a member of the Board. He was elected President one month later and was named Chief Executive Officer in February 1994 and Chairman in May 1994. Prior to joining Tenneco, Mr. Mead served as Executive Vice President of International Paper Company, a manufacturer of paper, pulp and wood products. Mr. Mead is also a director of Pfizer Inc., the Zurich Insurance Group and Textron Inc. He previously served as a director of Alco Standard Company, Baker Hughes Incorporated, Case Company and Unisource Worldwide Inc. Mr. Mead is 63 years old and has been a director of the Company since June of 1992. For purposes of this paragraph, "Tenneco" refers: (i) for periods prior to the Spin-off, to Tenneco Inc., now known as El Paso Tennessee Pipeline Co., and (ii) for periods after the Spin-off, to Tenneco Inc., formerly known as New Tenneco Inc.

     Unless authority to do so is withheld, shares represented by properly executed proxies in the enclosed form will be voted for the election of the two persons named above. If any nominee should become unable or unavailable to serve, the Board of Directors may designate a substitute nominee, for whom the proxies will be voted. Alternatively, the Board may reduce the size of the Class to the one remaining nominee, for whom the proxies will be voted.

     On March 5, 1999, the Company received notice that a group of stockholders intends to solicit proxies to elect Mr. Albert J. Herberger as a Class III director. In the event such proxies are solicited, the Board of Directors unanimously recommends that stockholders vote AGAINST the election of Mr. Herberger or, alternatively, not return the proxy solicited in relation to Mr. Herberger's nomination.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE RE-ELECTION OF MESSRS. BALILES AND MEAD TO THE BOARD OF DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN THE YEAR 2002.


                        DIRECTORS CONTINUING IN OFFICE

     There are five directors whose present term of office will continue until 2000 or 2001, as indicated below, and until their respective successors are duly elected and qualified.


       CLASS I (TO SERVE UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS)

     WILLIAM P. FRICKS has served as the President of the Company since September 1994, as its Chief Executive Officer since November 1995 and as its Chairman and Chief Executive Officer since January 1997. Mr. Fricks first joined Newport News in 1966. He was appointed Senior Vice President in 1988, Executive Vice President in 1992 and President and Chief Operating Officer in 1994. He served on the Board of Directors of the Virginia Manufacturers Association until 1997. In July 1996, Mr. Fricks was appointed to the Board of Visitors of the College of William and Mary. Mr. Fricks is 54 years old and has been a director of the Company since October 1996.

     DR. WILLIAM R. HARVEY has been the President of Hampton University in Hampton, Virginia, since July 1978. He is also the owner of the Pepsi-Cola Bottling Company of Houghton, Michigan. Previously, Dr. Harvey served as Administrative Vice President at Tuskegee University, as Administrative Assistant to the President of Fisk University, and as Assistant for Governmental Affairs to the Dean at Harvard University's Graduate School of Education. He is a director of the First Union National Bank-VA/MD/DC and Trigon Blue Cross Blue Shield of Virginia. Dr. Harvey is 58 years old and has been a director of the Company since January 1997.

     STEPHEN R. WILSON has served as the Group Finance Director of Reckitt & Colman plc since February 1998. Before that, he served as the Executive Vice President and Chief Financial Officer of Readers' Digest Association, Inc. from April 1995 to September 1997. From March 1993 to April 1995 he served as the Executive Vice President and Chief Financial Officer of RJR Nabisco, Inc. From October 1990 until March 1993, Mr. Wilson served as Senior Vice President, Corporate Development of RJR Nabisco. Mr. Wilson is 52 years old and has been a director of the Company since January 1997.


       CLASS II (TO SERVE UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS)

     LEON A. EDNEY, ADMIRAL (RET.) served in the United States Navy for 39 years, last serving as Supreme Allied Commander Atlantic (NATO) and Commander-in-Chief, U.S. Atlantic Command, from May 1990 to August 1992. From August 1988 to May 1990 he served as the Vice Chief of Naval Operations. Admiral Edney retired from the Navy in August 1992. From September 1992 to April 1994 Admiral Edney served as a defense consultant to the U.S. Navy and from May 1994 to July 1995 he served as Vice President of Loral Company. He currently serves as a director of Armed Forces Benefit Services Inc. and the Retired Officers Association, as Vice Chairman of the Board of the Naval Aviation Museum Foundation, as Senior Fellow at the Center for Naval Analysis, as a trustee of the Naval Academy Foundation and as Distinguished Leadership Chair-United States Naval Academy. Admiral Edney is 64 years old and has been a director of the Company since January 1997.

     DR. JOSEPH J. SISCO has been a partner of Sisco Associates, a management consulting firm, since January 1980. Previously, he served as President and Chancellor of The American University and was employed by the United States Department of State for 25 years, last serving as Under Secretary of State for Political Affairs. He is also a director of Braun AG. Dr. Sisco served as a Director of Tenneco from 1977 until his retirement from the Tenneco Board in May 1996. He was also a director of The Interpublic Group of Companies, Inc. and Raytheon Company until 1997. Previously he was a director of The Gillette Company and Geico Corporation. Dr. Sisco is 79 years old and has been a director of the Company since October 1996.


        APPOINTMENT OF CERTAIN AVONDALE DIRECTORS TO BOARD OF DIRECTORS

     If the Merger with Avondale is completed, pursuant to the Merger Agreement the Board of Directors will be expanded from seven to ten members, with three new members being appointed by the Board. The new directors will be Mr. Albert
L. Bossier, Jr., Mr. Francis R. Donovan and Mr. Hugh Thompson, all of whom are currently directors of Avondale. Mr. Bossier will serve in Class III, Mr. Thompson will serve in Class I and Mr. Donovan will serve in Class II. The Company has committed to renominate each of Messrs. Donovan and Thompson to serve one additional three-year term. The Company has also agreed to appoint Mr. Bossier to the Executive Committee, Mr. Donovan to the Compensation and Benefits Committee and Mr. Thompson to the Audit Committee. In addition, Mr. Fricks will move from Class I to Class III.

                     COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has four standing committees, which have the following responsibilities and authority:

     AUDIT COMMITTEE. The Audit Committee has the responsibility, among other things, to (i) recommend the selection of the Company's independent public accountants, (ii) review and approve the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) review with management and such independent public accountants the adequacy of the Company's basic accounting systems and the effectiveness of the Company's internal audit plan and activities, (iv) review with management and the independent public accountants the Company's certified financial statements and exercise general oversight of the Company's financial reporting process, (v) review with management litigation and other legal matters that may affect the Company's financial condition and (vi) monitor compliance with the Company's business ethics and other policies. The Members of the Audit Committee are Messrs. Wilson, Edney, Harvey and Sisco. Mr. Wilson is the Chairman of the Audit Committee.

     COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee has the responsibility, among other things, to (i) establish the salary rates of officers and certain other employees of the Company, (ii) examine periodically the compensation structure of the Company and (iii) supervise the welfare, pension and compensation plans of the Company. The Members of the Compensation and Benefits Committee are Messrs. Sisco, Mead and Wilson. Dr. Sisco is the Chairman of the Compensation and Benefits Committee.

     NOMINATING AND MANAGEMENT DEVELOPMENT COMMITTEE. The Nominating and Management Development Committee has the responsibility, among other things, to
(i) review possible candidates for election to the Board of Directors and recommend a slate of nominees for election as directors at the Company's annual stockholders' meetings, (ii) review the function and composition of the other committees of the Board of Directors and recommend membership on such committees and (iii) review the qualifications and recommend candidates for election as officers of the Company. The Members of the Nominating and Management Development Committee are Messrs. Baliles, Harvey, Edney and Sisco. Governor Baliles is the Chairman of the Nominating and Management Development Committee.

     Stockholders entitled to vote for the election of directors may nominate candidates for consideration by the Nominating and Management Development Committee in accordance with the procedures set forth below under the heading "Shareholder Proposals and Director Nominations for the 2000 Annual Meeting of Stockholders."

     EXECUTIVE COMMITTEE. Other than matters assigned to the Compensation and Benefits Committee, the Executive Committee has, during the interval between the meetings of the Board of Directors, the authority to exercise all the powers of the Board that may be delegated legally to it by the Board in the management and direction of the business and affairs of the Company. The Members of the Executive Committee are Messrs. Fricks, Baliles, Mead and Wilson. Mr. Fricks is the Chairman of the Executive Committee.

     If the Merger with Avondale is completed, pursuant to the Merger Agreement Mr. Thompson will be added to the Audit Committee, Mr. Donovan will be added to the Compensation and Benefits Committee and Mr. Bossier will be added to the Executive Committee. An executive "Management Committee" will be created to review monthly the operations of the combined company and will consist of Messrs. Fricks, Bossier, Anderson, Kitchen and Schievelbein.

     During 1998, there were nine meetings of the Board of Directors, six meetings of the Audit Committee, five meetings of the Compensation and Benefits Committee, three meetings of the Nominating and Management Development Committee and no meetings of the Executive Committee. During 1998, or the portion of 1998 during which each director served, each director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of the Board on which he served.

                           COMPENSATION OF DIRECTORS

     All directors who are not also employees of the Company are paid a director's fee of $28,000 per annum, $12,500 in cash and the remainder in restricted shares of Company Common Stock, and an attendance fee of $1,250, plus expenses, for each meeting of the Board of Directors and an attendance fee of $1,000, plus expenses, for each committee meeting attended. Each director who serves as chairman of a committee of the Board is paid an additional fee of $3,000 per annum per chairmanship.

     Directors who are not also employees of the Company each receive an initial grant of 2,000 stock options and an additional 2,000 stock options annually. Directors who are not also employees of the Company each receive a one-time grant of 1,000 shares of restricted stock upon joining the Board.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is the ownership, as of April 1, 1999 (except as otherwise stated), of the number of shares and percentage of Company Common Stock beneficially owned by (i) each director of the Company, (ii) each of the executive officers of the Company whose names are set forth on the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group and (iv) all persons beneficially owning more than 5% of the outstanding Company Common Stock.



                                                                             SHARES OF THE           AGGREGATE   OPTIONS FOR
                                                                         COMPANY COMMON STOCK       PERCENTAGE     COMPANY
                                                                               OWNED(a)              OWNED(b)    COMMON STOCK
--------------------------------------------------------------------------------------------------------------------------

William P. Fricks .................................................              406,152(c)(d)          1.15%      258,391
Hon. Gerald L. Baliles ............................................                4,363(c)(d)             *         1,665
Leon A. Edney, Admiral (Ret.) .....................................                4,263(c)(d)             *         1,665
Dr. William R. Harvey .............................................                4,263(c)(d)             *         1,665
Dana G. Mead ......................................................               20,780(e)                *         1,665
Dr. Joseph J. Sisco ...............................................                5,362(c)(d)             *         1,665
Stephen R. Wilson .................................................                4,263(c)(d)             *         1,665
Thomas C. Schievelbein ............................................              185,954(c)(d)             *       118,323
David J. Anderson .................................................               83,911(c)(d)             *        33,329
Stephen B. Clarkson ...............................................               96,067(c)(d)             *        57,275
Alfred Little, Jr. ................................................               50,953(c)(d)             *        23,161
All directors and executive officers as a group
 (23 persons) .....................................................            1,432,575(c)(d)(e)       4.06%      849,428
First Manhattan Co.
 437 Madison Avenue
 New York, New York 10022 .........................................            2,895,814(f)             8.21%
Massachusetts Financial Services Company
 500 Boylston Street, 15th Floor
 Boston, Massachusetts 02116 ......................................            4,431,029(g)            12.56%
Perry Corp.
 599 Lexington Avenue, 36th Floor
 New York, New York 10022 .........................................            2,049,300(h)             5.81%
Neuberger Berman, LLC
 605 Third Avenue
 New York, New York 10158-3698 ....................................            2,249,220(i)             6.37%


----------
     (a) Except as described in the notes below, each director, executive officer and 5% holder has sole voting and dispositive power over the shares beneficially owned, as set forth in this column.

     (b) Except as indicated, each person or group beneficially owns less than 1% of the outstanding Company Common Stock. Percentages are based on 35,286,672 shares of Company Common Stock outstanding as of May 11, 1999.

     (c) Includes options to acquire shares of Company Common Stock held by Messrs. Fricks, Baliles, Edney, Harvey, Sisco, Wilson, Schievelbein, Anderson, Clarkson and Little, which may be exercised on or before May 31, 1999, for 258,391, 1,665, 1,665, 1,665, 1,665, 1,665, 118,323, 33,329, 57,275, and 23,161
shares of Company Common Stock, respectively. All directors and executive officers as a group have options, which may be exercised on or before May 31, 1999, for 849,428 shares of Company Common Stock.

     (d) Includes shares held under the Company's 401(k) plan. Shares in the Company's 401(k) plan held by Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little were 10,654, 1,732, 1,122, 3,116, and 1,055, respectively. All directors and executive officers as a group held 40,845 shares in the 401(k) plan.

     (e) Includes shares held under the Tenneco Inc. 401(k) plan and stock units held in the Tenneco Inc. Deferred Compensation Plan.

     (f) The number of shares owned is as reported in Schedule 13G filed by First Manhattan Co. with the Securities and Exchange Commission on February 11, 1999. First Manhattan Co. reported sole voting and dispositive power for 88,300 and shared voting power for 2,712,364 and shared dispositive power for 2,807,514 of the shares beneficially owned.

     (g) The number of shares owned is as reported in Schedule 13G filed by Massachusetts Financial Services Company with the Securities and Exchange Commission on February 11, 1999. Massachusetts Financial Services Company reported sole voting power for 363,829 and sole dispositive power for 431,029 of the shares beneficially owned.

     (h) The number of shares owned is as reported in Schedule 13G filed by Perry Corp. with the Securities and Exchange Commission on February 16, 1999. Perry Corp. and Richard C. Perry reported sole voting and investment power for all shares beneficially owned.

     (i) The number of shares owned is as reported in Schedule 13G filed by Neuberger Berman, LLC with the Securities and Exchange Commission on February 9, 1999. Neuberger Berman, LLC reported sole voting power for 905,220 and shared voting power for 1,326,600 such shares and shared dispositive power for all of such shares.


                            EXECUTIVE COMPENSATION

      NEWPORT NEWS SHIPBUILDING INC. COMPENSATION AND BENEFITS COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Benefits Committee (the "Compensation Committee") of the Board of Directors, which consists entirely of non-employee directors, provides the following report on executive compensation. Under the Compensation Committee's supervision, the Company has developed and implemented the executive compensation philosophy, policies, plans, and programs described below.


COMPENSATION PHILOSOPHY

     The Company has established a basic philosophy for executive compensation to reward executives primarily based upon their ability to improve the financial performance of the Company and increase shareholder value. The Compensation Committee believes this pay-for-performance philosophy will appropriately link the interest of executives with those of stockholders.

     Accordingly, the Company's executive compensation program has been structured to:

   o Align the total compensation paid to the Company's executives with the Company's business goals, including (but not limited to) operating income, cash flow, earnings per share, stock price growth, business development, quality of earnings, EEO, leadership development, and health, safety, and environmental.

   o Reinforce a pay-for-performance culture through significant short- and long-term incentives. Performance-based pay constitutes the significant majority of compensation opportunities available to all of the Company's senior executives. For performance above target, executives have significantly higher award opportunities. For performance below target, award opportunities are significantly reduced and below certain levels, no award may be earned. Greater emphasis is placed on incentives which reward executives for sustained long-term performance.

   o Strengthen the linkage between stockholders' and executives' interests through stock-based incentives and stock ownership requirements. A significant portion of each executive's on-going compensation will be derived from stock-based compensation, including stock options and performance shares, which require stock price growth and/or achievement of earnings per share growth before any value is received by executives. Additionally, each executive is required to achieve and maintain certain stock ownership levels, which vary with executive level. These stock-based incentives also contain vesting requirements, which aid in the retention of key executive talent.

   o Attract and retain high quality executive talent by providing competitive total compensation. The on-going compensation program provides total compensation levels at market medians (50th percentile) when the Company achieves targeted performance objectives. However, Company performance above established performance objectives can result in a total compensation package that is above market medians. Conversely, Company performance below established performance objectives can result in a total compensation package significantly below market medians.

     Under this structure, the Company's executive compensation program has been designed to provide compensation from three primary sources -- base salary, annual cash incentive awards, and long-term, stock-based incentive awards, such as stock options and performance shares. The following is a description of each of the components of the program.


BASE SALARY

     The Compensation Committee reviews annually base salaries for senior executives. The Company's annual salary plan is based on (i) the executive's performance against objectives, (ii) demonstration of leadership competencies,
(iii) judgments as to the executive's past and expected future contributions to the Company and (iv) market survey data for comparable positions. Salary recommendations for senior executives are developed under the direction of the Chief Executive Officer and approved by the Compensation Committee. However, the base salary of the Chief Executive Officer is set by the Compensation Committee alone.

     The information on competitive market salaries is provided to the Compensation Committee with the assistance of an independent executive compensation consultant. Survey data is derived from a sample of similarly sized organizations within the same or highly related industries (the "Comparator Group"). The Comparator Group consists of organizations within the shipbuilding, defense, and heavy manufacturing industries. The companies comprising the Comparator Group are not necessarily the same companies in the peer group indices in the performance graph included in this proxy statement. Such indices are intended to provide a relative comparison of the Company's total return to shareholders and are not necessarily indicative of the Company's market for executive talent.

     In keeping with the Company's performance-based compensation philosophy, including more emphasis on variable than fixed pay, salaries for the Company's senior executive officers, including the named executives, are at or below market medians (50th percentile) for similar positions at companies of similar size in the Comparator Group.


ANNUAL INCENTIVES

     Annual incentive plan opportunities (targets) are also established using market survey data. The Company's Annual Incentive Plan provides that Company executives will receive cash payments from the Plan if they meet specified performance goals. These goals will typically consist of (but not be limited to) one or more of the following financial measures: operating income, operating cash flow, earnings per share, return on equity, return on investment, and net income. Larger payouts may be earned if Plan goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if Plan goals are not met.

     In addition, the level of awards indicated by achievement of financial goals can be adjusted, upward or downward, based on the Company's performance related to other important business objectives including health and safety, equal employment opportunity, environmental, leadership development, business development and quality of earnings.

     The Compensation Committee is responsible for establishing performance measures and performance targets at the beginning of each year, for evaluating performance against these targets, and for determining awards earned under the Plan, as well as specific award levels for senior executives. Individual incentive awards are based on Company performance against targets, both financial and non-financial, and evaluations of individual performance.

     For 1998, the principal financial measures were operating income (weighted 70%) and operating cash flow (weighted 30%). Actual performance exceeded budgeted performance for 1998 resulting in awards to executives, including all named executives, at levels ranging from 25% to 55% above targeted levels.


LONG-TERM INCENTIVES

     The Company's long-term, stock-based incentive plan is designed to align a significant portion of the executive's total compensation with stockholder interests. The Stock Ownership Plan, and its successor Stock Incentive Plan, provides the flexibility to grant long-term incentives in a variety of forms, including stock options, performance shares, restricted stock, stock appreciation rights, and other stock-based incentive vehicles. Periodically, the Compensation Committee establishes the types and levels of long-term incentives it believes are most likely to support the achievement of the Company's performance and total compensation objectives. At increasing levels of executive responsibility, it is the Compensation Committee's intent that executives derive a larger percentage of total compensation from long-term, stock-based incentive vehicles.

     For 1998, long-term incentives were provided through a combination of stock options and performance shares. Incentive opportunities were graduated by executive level. Earnings per share ("EPS") was the performance measure for determining actual performance share awards earned under the Plan. Payout levels are based upon performance against EPS goals over a three year period. Larger payouts are earned if EPS goals are exceeded. Conversely, smaller payouts (or no payout) may be earned if EPS goals are not met. Based on the Company's actual EPS for 1998, performance exceeded target for the 1997 grant and approximated target for the 1998 grant.

     The number of options and performance shares granted to each executive was based on a review of the grant levels and practices for a Comparator Group of publicly traded organizations of comparable size operating in similar industries. Based on the Company's pay philosophy, the opportunities for the Company's executive officers are targeted somewhat above the median of the market.

     In consideration of its need to retain and provide incentive to key executives and to strengthen the link between executive and stockholder interests, in 1998 the Company granted additional performance shares to key executives, including the CEO. The grant has a minimum vesting period of three years. Beyond that minimum, vesting is linked to stock price performance, and no vesting occurs unless stock price targets are achieved.


EXECUTIVE STOCK OWNERSHIP

     The Compensation Committee believes that stockholder interests are enhanced through executive stock ownership. Accordingly, the Compensation Committee has established stock ownership requirements for its key executives. The share requirements are defined as a multiple of each executive's base salary. The multiple varies with level of executive responsibility from four times base salary at the highest executive level ("CEO") to one times base salary at the lowest executive level. As of December 31, 1998, all of the named executive officers included in the Summary Compensation Table have met and exceeded established requirements.


CEO COMPENSATION

     The Compensation Committee established the compensation level for Mr. Fricks using data for CEOs in the Comparator Group as a benchmark. The Compensation Committee set Mr. Fricks' cash compensation opportunities (salary plus annual incentive) below the market median while correspondingly setting long-term, stock-based compensation opportunities at a level above the market median. This approach corresponds to the Company's stated philosophy of emphasizing performance-based pay over fixed pay. Total compensation opportunities approximate the market median. Annually, Mr. Fricks will be entitled to receive compensation under the Annual Incentive Plan and stock-based incentive grants consistent with the provisions of the Stock Ownership Plan.

     For 1998, the Committee increased Mr. Fricks' salary to $540,000, which was a 2.9% increase from his $525,000 salary in 1997. Mr. Fricks' base salary was increased by the Committee from $540,000 to $560,000 (3.7%), effective January 1, 1999. These increases are significantly below the average for his peers in the "Comparator Group" and, in percentage terms, are below the average merit increases received by other salaried employees in 1998 and 1999.

     In recognition of exceptional company performance in 1998, Mr. Fricks received an annual incentive award of $685,000. In 1997, because of the Company's restated financial performance and in connection with the Company's decision to exit the commercial shipbuilding business, Mr. Fricks elected to forego his entire annual incentive award, even though an award would have been earned under the provisions of the Plan.

     Mr. Fricks was also granted 20,600 shares of performance-accelerated restricted stock. The award was made to complete the Stock Incentive Grant approved in 1997 in connection with the Company's spin-off from Tenneco. The vesting period of the 1998 award was extended by one year beyond the vesting period of the original 1997 award to strengthen the retention potential of the grant. The award also provides for earlier vesting if an additional stock price target is achieved, thereby strengthening the performance-based nature of the award.

$1 MILLION TAX LIMITATION

     The Internal Revenue Code of 1986, as amended, provides that a publicly-owned corporation may not deduct compensation in excess of $1 million per year paid to a corporation's Chief Executive Officer or other named executives, subject to certain exceptions. One exception is for performance-based compensation that satisfies certain conditions of Section 162(m) of the Code.

     The Company, desiring both to compensate its executives competitively and to protect its tax deduction for compensation, has elected to use certain stock-based incentives (i.e., stock options and performance shares) that qualify as "performance-based compensation." These incentives qualify as "performance-based compensation" because their value to the executive is determined by either increases in the Company's stock price alone or in combination with the achievement of objective performance goals. The Company does not expect any compensation to be non-deductible for Federal income tax purposes.

     The Compensation Committee believes the overall design of the compensation program appropriately links executive and stockholder interests. The Compensation Committee will regularly evaluate the program to ensure continued future alignment.

                                             COMPENSATION AND BENEFITS COMMITTEE

                                               Joseph J. Sisco -- Chairman
                                               Stephen R. Wilson
                                               Dana G. Mead

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers, directors and persons owning more than 10% of the Company Common Stock to file reports of ownership and changes in ownership of Company Common Stock and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. All directors and executive officers filed on a timely basis all reports required to be filed in 1998.


                      COMPENSATION OF EXECUTIVE OFFICERS

     Prior to the Spin-off, the business of the Company and its subsidiaries was owned and operated by Tenneco through its direct and indirect subsidiaries and, as such, the management of the Company was employed by Tenneco and/or its direct and indirect subsidiaries. The following Summary Compensation Table sets forth the remuneration paid by Tenneco and/or its direct and indirect subsidiaries prior to the Spin-off on December 11, 1996 and by the Company after that date (i) to the Chairman and Chief Executive Officer of the Company and (ii) to each of the four other most highly compensated executive officers of the Company during the three fiscal years ended December 31, 1998.


                          SUMMARY COMPENSATION TABLE



                                                                       RESTRICTED         SECURITIES      LONG-TERM    ALL OTHER
    NAME AND PRINCIPAL                                                    STOCK           UNDERLYING      INCENTIVE   COMPENSATION
         POSITION           YEAR     SALARY($)(a)     BONUS($)(a)       AWARDS($)      OPTIONS/SARS(#)   PAYOUTS($)      ($)(b)
-------------------------- ------ --------------------------------------------------- ----------------- ------------ -------------
William P. Fricks          1998   $ 540,000       $ 685,000              --           68,515                    --      $109,850
Chairman and               1997   $ 525,000       $       0              --          272,187 (d)                --      $ 68,836
Chief Executive Officer    1996   $ 395,500       $ 230,000              --           30,000                    --      $ 45,378

Thomas C. Schievelbein     1998   $ 365,000       $ 358,000              --           35,870                    --      $ 84,860
Executive Vice President
and Chief Operating        1997   $ 345,000       $  83,000              --          125,934 (d)                --      $ 43,169
Officer                    1996   $ 238,900       $ 109,000        $168,875 (e)       14,000                    --      $ 26,513

David J. Anderson Senior   1998   $ 300,000       $ 300,000        $ 53,250 (c)       25,390                    --      $ 39,586
Vice President and Chief   1997   $ 270,000       $  74,000              --           37,300                    --      $ 34,652
Financial Officer          1996   $ 116,272 (f)   $  68,000              --               --                    --      $    297

Stephen B. Clarkson Vice   1998   $ 231,500       $ 156,000              --           16,685                    --      $ 37,063
President, General         1997   $ 222,000       $  56,000              --           60,514 (d)                --      $ 30,491
Counsel and Secretary      1996   $ 206,565       $  68,000        $ 86,850 (e)        4,300                    --      $ 13,595

Alfred Little, Jr. Vice    1998   $ 231,500       $ 165,000              --           16,685                    --      $ 42,452
President, Human           1997   $ 218,000       $  55,000              --           26,400                    --      $ 22,693
Resources and EH&S         1996   $  93,912 (f)   $ 149,000 (g)          --               --                    --      $    382

----------
     (a) Includes amounts contributed to the Company's 401(k) and deferred compensation plans in the case of salary, and deferred compensation plans in the case of bonus.

     (b) Includes amounts attributable during 1998 to Company contributions to benefit plans and dividend equivalents paid or accrued on performance shares as follows:

   (1) Amounts contributed to 401(k) and deferred compensation plans on behalf of Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little were $74,967, $65,701, $24,856, $19,907, and $34,247, respectively.

   (2) Amounts imputed as income for federal income tax purposes under the Company's group life insurance plan for Messrs. Fricks, Schievelbein, Anderson, Clarkson, and Little were $8,379, $4,117, $5,046, $10,657, and $1,706, respectively.

   (3) Dividend equivalents paid or accrued on performance shares held by Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little were $26,504, $15,042, $9,684, $6,499, and $6,499, respectively.

     (c) Mr. Anderson was granted 2,000 restricted shares during 1998. Restrictions lapse after three years of continued employment from date of grant. As of December 31, 1998, Mr. Anderson held 2,000 restricted shares with a value of $66,875.

     (d) Includes options exchanged for previously held Tenneco options granted prior to the Spin Off.

     (e) Includes the dollar value of grants of restricted stock made pursuant to Tenneco restricted stock plans based on the price of the common stock of Tenneco on the date of grant. All grants of Tenneco restricted stock vested on November 1, 1996.

     (f) Messrs. Anderson and Little joined the company in 1996. The amount reported reflects less than a full year's compensation.

     (g) Includes a one-time payment of $65,000 in connection with Mr. Little's acceptance of employment with the Company.


                             OPTION GRANTS IN 1998

     The following table sets forth the number of stock options to acquire Newport News Shipbuilding Common Stock that were granted in 1998 to the following persons named in the Summary Compensation Table. The Company has not granted any stock appreciation rights.


                                                                                                 POTENTIAL REALIZABLE VALUE
                                                  INDIVIDUAL GRANTS(a)                             AT ASSUMED ANNUAL RATES
                            -----------------------------------------------------------------          OF STOCK PRICE
                              NUMBER OF       % OF TOTAL                                             APPRECIATION FOR OPTION
                             SECURITIES         OPTIONS                                                       TERM
                             UNDERLYING       GRANTED TO       EXERCISE OR                      --------------------------------
                               OPTIONS       EMPLOYEES IN      BASE PRICE
           NAME              GRANTED(#)     FISCAL YEAR(b)      PER SHARE     EXPIRATION DATE         5%             10%
-------------------------   ------------   ----------------   ------------   ----------------   -------------   -------------
 William P. Fricks            68,515             10.99%         $ 24.812          1/1/08         $1,069,118      $2,709,352
 Thomas C. Schievelbein       35,870              5.75%         $ 24.812          1/1/08         $  559,721      $1,418,441
 David J. Anderson            25,390              4.07%         $ 24.812          1/1/08         $  396,189      $1,004,020
 Stephen B. Clarkson          16,685              2.68%         $ 24.812          1/1/08         $  260,355      $  659,790
 Alfred Little, Jr.           16,685              2.68%         $ 24.812          1/1/08         $  260,355      $  659,790

----------
     (a) All options vest ratably over three years beginning with the first anniversary of the original grant date.

     (b) Based on 623,663 options granted to all employees in 1998.

      AGGREGATE OPTION EXERCISES IN 1998 AND 1998 YEAR-END OPTION VALUES

     The following table provides information as to options exercised by each of the named executive officers of the Company during 1998, and the number of securities underlying unexercised options and the value of unexercised, in-the-money options at fiscal year-end. No options were exercised during 1998 by the individuals named in the Summary Compensation Table. The Company has not granted any stock appreciation rights.



                                                                 NUMBER OF SECURITIES
                                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED IN-
                                                                   OPTIONS AT FISCAL               THE-MONEY OPTIONS AT
                                 SHARES                               YEAR-END(#)                 FISCAL YEAR-END($)(a)
                              ACQUIRED ON        VALUE      -------------------------------   ------------------------------
           NAME               EXERCISE(#)     REALIZED($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
--------------------------   -------------   ------------   -------------   ---------------   -------------   --------------
  William P. Fricks                   --              --       165,800          174,902        $3,137,412       $2,566,794
  Thomas C. Schievelbein              --              --        71,345           90,459        $1,338,461       $1,322,559
  David J. Anderson                   --              --        12,433           50,257        $  229,233       $  677,486
  Stephen B. Clarkson                 --              --        38,167           39,032        $  715,446       $  557,990
  Alfred Little, Jr.                  --              --         8,800           34,285        $  162,250       $  468,416

----------
     (a) The values shown equal the difference between the exercise price of unexercised in-the-money options and the average of the high and low trading prices of Newport News Shipbuilding Common Stock on December 31, 1998. Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price of the option.


                           LONG-TERM INCENTIVE PLAN
                       PERFORMANCE SHARE AWARDS IN 1998

     The following table shows the value of performance shares granted during 1998 under the Newport News Shipbuilding Stock Ownership Plan that are earned pro rata, based on the achievement of specified share price targets over a three year performance period.



                                   NUMBER OF          PERFORMANCE OR
                               SHARES, UNITS OR     OTHER PERIOD UNTIL
                                 OTHER RIGHTS         MATURATION OR       THRESHOLD TARGET($)     MAXIMUM TARGET($)
            NAME                      (#)                 PAYOUT             $30 PER SHARE        $40 PER SHARE(a)
---------------------------   ------------------   -------------------   ---------------------   ------------------
   William P. Fricks               51,385                3 years               $1,541,550            $2,055,400
   Thomas C. Schievelbein          25,110                3 years               $  753,300            $1,004,400
   David J. Anderson               17,775                3 years               $  533,250            $  711,000
   Stephen B. Clarkson             10,845                3 years               $  325,350            $  433,800
   Alfred Little, Jr.              10,845                3 years               $  325,350            $  433,800

----------
     (a) Earned shares will be paid in stock, cash or a combination, at the Compensation Committee's discretion. No shares earned will vest before the expiration of three years from the grant date (1/2/98). During this three-year period, the awards are subject to forfeiture, should the named executive officer cease to be employed by the Company, or one of its subsidiaries, other than as a result of death, disability or retirement. The three-year performance period during which the awards may be earned ends on 1/1/2000 whether or not stock price objectives were achieved. Dividend equivalent payments made on unvested awards during 1998 are included in the named executive officers' other compensation for 1998. Awards do not entail voting rights.

     The following table shows the threshold, target and maximum number of shares of Newport News Shipbuilding Common Stock which can be earned based on performance shares granted during 1998. The number of shares earned depends upon the achievement of earnings per share objectives.

                                    NUMBER OF          PERFORMANCE OR
                                SHARES, UNITS OR     OTHER PERIOD UNTIL            ESTIMATED FUTURE PAYOUTS
                                  OTHER RIGHTS         MATURATION OR      ------------------------------------------
            NAME                       (#)               PAYOUT(a)         THRESHOLD(#)     TARGET(#)     MAXIMUM(#)
----------------------------   ------------------   -------------------   --------------   -----------   -----------
    William P. Fricks                20,150               3 Years             6,045          20,150        40,300
    Thomas C. Schievelbein           10,550               3 Years             3,165          10,550        21,100
    David J. Anderson                 7,470               3 Years             2,241           7,470        14,940
    Stephen B. Clarkson               4,910               3 Years             1,473           4,910         9,820
    Alfred Little, Jr.                4,910               3 Years             1,473           4,910         9,820

----------
     (a) January 2, 1998 throught December 21, 2000.

     The following table shows the value of performance-accelerated restricted shares granted during 1998 under the Newport News Stock Ownership Plan. The performance-accelerated restricted shares vest if an established stock price target is attained prior to the expiration of a specified performance period and if the holder of these restricted shares has continued employment for at least two years from the date of grant. If this threshold target is not attained during the performance period, the holder will vest after three years of continued employment from the date of grant.



                               NUMBER OF          PERFORMANCE OR
                           SHARES, UNITS OR     OTHER PERIOD UNTIL
                             OTHER RIGHTS         MATURATION OR       THRESHOLD TARGET($)
          NAME                    (#)               PAYOUT(a)          $26 PER SHARE(b)
-----------------------   ------------------   -------------------   --------------------
    William P. Fricks          20,600                3 Years               $535,600

----------
     (a) January 28, 1998 through March 13, 2001

     (b) The stock price objective is attained if the average closing price of Newport News Shipbuilding Common Stock is equal to or exceeds $26.00 per share for any ten consecutive trading days during the period January 28, 1998 through March 13, 2001.

                               PERFORMANCE GRAPH

     The following graph presents a comparison of the cumulative total stockholder return for calendar years ended December 31, 1997 and 1998 as compared to the Standard & Poors 400 Midcap Stock Index and the Standard & Poors Aerospace/Defense 500. The Company is a component of both indices. These figures assume that all dividends paid over the performance period were reinvested, and that the starting value of each index and the investment in the Company Common Stock was $100 on December 31, 1996. The graph is not, and is not intended to be, indicative of future performance of Company Common Stock. Performance for years prior to 1997 are not shown, because until December 11, 1996, the Company was a wholly-owned subsidiary of Tenneco.



                                    [GRAPH]


                              12/31/96            12/31/97              12/31/98

Newport News Shipbuilding       $100                 $171                $226
S&P Aerospace/Defense 500       $100                 $103                $ 79
S&P 400 (Midcap)                $100                 $132                $157

----------
(1) Total return equals stock price appreciation plus reinvested dividends.

                              PENSION PLAN TABLE

     The following table sets forth the aggregate estimated annual benefits payable upon normal retirement pursuant to the Company's Retirement Plan (the "Retirement Plan"), and certain non-qualified structures. The Company has adopted non-qualified structures to provide employees with the benefits that would be provided under the Retirement Plan but for applicable legal limits. The numbers set forth in the following table assume payments under those structures.



                                           YEARS OF CREDITED PARTICIPATION
                    -----------------------------------------------------------------------------
Renumeration             5       10          15         20        25         30          35
-------------------------------------------------------------------------------------------------
$  200,000           $ 15,700   $ 31,400   $ 47,100   $ 62,900  $ 78,600  $  94,300    $110,000
$  300,000           $ 23,600   $ 47,100   $ 70,700   $ 94,300  $117,900  $ 141,400    $165,000
$  400,000           $ 31,400   $ 62,900   $ 94,300   $125,700  $157,100  $ 188,600    $220,000
$  500,000           $ 39,300   $ 78,600   $117,900   $157,100  $196,400  $ 235,700    $275,000
$  600,000           $ 47,100   $ 94,300   $141,400   $188,600  $235,700  $ 282,900    $330,000
$  700,000           $ 55,000   $110,000   $165,000   $220,000  $275,000  $ 330,000    $385,000
$  800,000           $ 62,900   $125,700   $188,600   $251,400  $314,300  $ 377,100    $440,000
$  900,000           $ 70,700   $141,400   $212,100   $282,900  $353,600  $ 424,300    $495,000
$1,000,000           $ 78,600   $157,100   $235,700   $314,300  $392,900  $ 471,400    $550,000
$1,100,000           $ 86,400   $172,900   $259,300   $345,700  $432,100  $ 518,600    $605,000
$1,200,000           $ 94,300   $188,600   $282,900   $377,100  $471,400  $ 565,700    $660,000
$1,300,000           $102,100   $204,300   $306,400   $408,600  $510,700  $ 612,900    $715,000
$1,400,000           $110,000   $220,000   $330,000   $440,000  $550,000  $ 660,000    $770,000
$1,500,000           $117,900   $235,700   $353,600   $471,400  $589,300  $ 707,100    $825,000

     The benefits set forth above are computed as a straight life annuity and are based on years of credited participation in the Retirement Plan and the employee's average base salary during the final five years of credited participation in the Plan; such benefits are subject to an offset for benefits accrued under the Company's former parent's retirement plan but are not subject to any deduction for Social Security. The estimated credited years of participation for Messrs. Fricks, Schievelbein, Anderson, Clarkson and Little are 36, 10, 9, 7 and 11, respectively.

     Messrs. Fricks, Schievelbein and Anderson have employment agreements that provide retirement benefits based on the average of their base salary and bonuses during the term of the agreement.


           EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company has an employment agreement with Mr. Fricks for a term ending December 12, 1999. Effective January 1, 1999, Mr. Fricks will receive annual compensation of not less than $560,000, subject to such adjustments as may, from time to time, be approved by the Compensation Committee of the Board of Directors, and annual financial planning services and retirement and other benefits. The agreement provides that, upon Mr. Fricks' separation from the Company, he will receive career transition assistance of up to $75,000. Upon involuntary termination, or if the term of the agreement is not extended, the Company will pay Mr. Fricks a severance benefit in an amount equal to three times the sum of his then-current base salary and the greater of (a) his target bonus for the calendar year in which termination occurs or (b) his most recent awarded bonus.

     Subject to approval of the Board of Directors, Mr. Fricks' outstanding restricted stock, stock option and performance share awards will vest and/or become exercisable in the event of his involuntary termination or if the term of the agreement is not extended. The agreement includes a supplemental executive retirement plan (SERP) which provides for certain retirement benefits.

     The Company also has employment agreements with Messrs. Schievelbein and Anderson for three-year terms commencing June 1, 1998. Effective January 1, 1999, Messrs. Schievelbein and Anderson will receive annual compensation of not less than $381,000 and $330,000, respectively, subject to adjustments as may, from time to time, be approved by the Compensation Committee of the Board of Directors, and annual financial planning services and retirement and other benefits. The agreements provide that upon separation from the company, Messrs. Schievelbein and Anderson will each receive career transition assistance of up to $50,000. Upon involuntary termination, or if the terms of their agreements are not extended, the Company will pay Messrs. Schievelbein and Anderson a severance benefit in an amount equal to two times the total cash compensation (base salary plus targeted bonus) in effect on the date of termination.

     In addition, subject to the approval of the Compensation Committee of the Board of Directors, outstanding restricted stock, stock option and performance share awards held by Messrs. Schievelbein and Anderson will vest and/or become exercisable in the event of their involuntary termination, or if the terms of their agreements are not extended. The agreements also include a supplemental executive retirement plan (SERP) which provides for certain retirement benefits.

     The Company has established a severance plan for the benefit of certain employees and officers whose positions are terminated under certain circumstances following a change in control of the Company. Under the severance plan, key executives of the rank of Senior Vice President and above, as well as certain other officers, would receive three times the sum of their annual salary and the greater of their average bonus awards, together with any special awards, over the last three years or their targeted bonus in effect at the time of the change in control, if they are terminated within three years of a change in control. Certain other key employees would receive two times the sum of their annual salary and the greater of their average bonus awards, together with any special awards, over the last three years or their targeted bonus in effect at the time of the change in control, if they are terminated within three years of a change in control.


                             CERTAIN TRANSACTIONS

     Governor Baliles, a director of the Company, is a partner in the law firm of Hunton & Williams. Hunton & Williams has provided legal services to the Company during the last two years.

     PROPOSAL TO APPROVE INCREASE IN SHARE AUTHORIZATION FOR THE EMPLOYEE
            STOCK PURCHASE AND ACCUMULATION PLAN BY 150,000 SHARES
                                 (PROPOSAL 2)

     The Company proposes that the stockholders approve an increase in the share authorization for the Employee Stock Purchase and Accumulation Plan ("Stock Purchase Plan"). On January 27, 1999, subject to stockholder approval, the Board of Directors approved a resolution to increase the number of shares available for issuance under the Stock Purchase Plan by an additional 150,000 shares of Company Common Stock, subject to future adjustment as provided in the Stock Purchase Plan. The Board believes this increase is necessary in order to make shares available for future purchases by the Company's employees under the Stock Purchase Plan. It is anticipated that, at the current rate of usage, all of the shares presently available for issuance under the Stock Purchase Plan will be exhausted by July 1999.

     The increase in shares for the Stock Purchase Plan is being presented to the stockholders of the Company for approval to enable such plan to qualify under Section 423 of the Tax Code. A discussion of the tax consequences under the Stock Purchase Plan is set forth below.


                      SUMMARY OF THE STOCK PURCHASE PLAN

     The following paragraphs summarize the principal features of the Stock Purchase Plan. This summary is subject to the terms of the Stock Purchase Plan. The Company will provide, upon request and without charge, a copy of the full text of the Stock Purchase Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to: Stephen B. Clarkson, Secretary, Newport News Shipbuilding Inc., 4101 Washington Avenue, Newport News, Virginia 23607.

     PURPOSE. The purpose of the Stock Purchase Plan is to permit employees of the Company to purchase and accumulate stock in the Company over a period of time at a discount in order to continue to attract and retain for the long term a group of dedicated and reliable employees. In the opinion of the Board of Directors, the Stock Purchase Plan will provide an attractive incentive to employees and promote a greater interest of such employees in the future growth and success of the Company.

     TERM. The Stock Purchase Plan was adopted effective April 1, 1997 and was amended and restated effective January 1, 1998. The Initial Offering Period under the Stock Purchase Plan commenced on April 1, 1997 and ended December 31, 1997. Subsequent to the Initial Offering Period, the plan provides for four consecutive, one-year Offering Periods, commencing on January 1 of each calendar year and ending on December 31 of the same calendar year.

     ADMINISTRATION. The Stock Purchase Plan is administered by the Compensation Committee. The Compensation Committee has authority to establish rules and regulations for the administration of the Stock Purchase Plan and its interpretations and decisions with regard to the plan will be final.

     PARTICIPATION. Participation in the Stock Purchase Plan is open to all active employees of the Company and of its Subsidiaries (as defined by the plan). At May 11, 1999, approximately 18,000 persons were eligible to participate in the Stock Purchase Plan; however, no employee is eligible who would own, after purchasing Company Common Stock under the plan, shares of capital stock of the Company equaling 5% or more of the total combined voting stock of the Company.

     SHARES AVAILABLE FOR ISSUANCE. The proposed amendment would increase the total number of shares of Company Common Stock authorized for issuance under the Stock Purchase Plan by 150,000, to 1,450,000 shares. Such shares will consist of treasury shares or authorized and unissued shares of Company Common Stock. Currently, approximately 165,000 shares of Company Common Stock remain available for issuance under the Stock

Purchase Plan. Upon approval of the proposed increase approximately 315,000 shares will be available for issuance under the Stock Purchase Plan.

     PURCHASE OF COMPANY COMMON STOCK. As of each Grant Date (as defined by the plan), eligible employees are entitled to allocate payroll deductions ranging from a minimum of $10 per month up to an overall annual maximum amount of $21,250. Participants' payroll deductions are invested in shares of the Company Common Stock on the last business day of each calendar quarter (the "Exercise Date"). Shares are purchased from the Company at 85% of the lower of the Fair Market Value (as defined by the plan) of the Company Common Stock on (i) the Grant Date for the particular quarter or (ii) the Exercise Date for the quarter. Shares purchased under the Stock Purchase Plan on an Exercise Date must be held in the employee's account until two years from the Exercise Date.

     TERMINATION OF PARTICIPATION. Participation in the Stock Purchase Plan is canceled (i) at any time upon the election of the employee, or (ii) on the date that such person ceases to be an employee of the Company or its Subsidiaries. Any funds deposited by the employee prior to such cancelation are used to purchase stock on the next Exercise Date. An employee who elects to cancel participation may not rejoin the Stock Purchase Plan until the next Offering Period.

     TRANSFERABILITY. The rights of employees participating in the Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee are subject to execution, attachment, levy, garnishment, or similar process.

     AMENDMENT. The Board of Directors of the Company may amend, suspend or terminate the Stock Purchase Plan at any time; provided, however, that no amendment may increase or decrease the number of shares authorized for the plan, except as provided by its terms. In addition, except to conform the plan to the requirements of the Tax Code, no amendment may (i) change the formula for determining the Exercise Price per share, (ii) withdraw the administration of the plan from the Committee, (iii) affect the rights of participating employees to purchase stock on an Exercise Date with funds previously credited to Plan Accounts (as defined by the plan), or (iv) cause the Stock Purchase Plan not to meet the requirements of Section 423(b) of the Tax Code.


                    TAX ASPECTS OF THE STOCK PURCHASE PLAN

     The following discussion of certain federal income tax consequences of the Stock Purchase Plan is based on the Tax Code provisions in effect on the date of this proxy statement, current regulations thereunder and existing administrative rulings of the Internal Revenue Service. The discussion is limited to the United States tax consequences and the tax consequences may vary depending on the personal circumstances of individual employees.

     If the amendment to the Stock Purchase Plan is approved by the stockholders of the Company at the annual meeting, the additional shares available under the Stock Purchase Plan will qualify under Section 423 of the Tax Code. As such, the amount of the discount will not be taxed until the employee disposes of the stock, and the determination of the ordinary and capital portion of the resulting gain or loss will depend on the length of time the employee has held the stock. The Company will be entitled to a deduction equal to the amount of the employee's ordinary income if the disposition occurs within two years of the applicable Grant Date; otherwise the Company will have no tax consequences.

                             CURRENT PARTICIPATION

     The 1999 enrollment period for the Stock Purchase Plan ended on December 4, 1998, and 3,287 employees elected to participate in the plan. The Company is unable to determine prospective benefits that may be received by participants in the Stock Purchase Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE STOCK PURCHASE PLAN BY 150,000 SHARES.

                             SELECTION OF AUDITORS
                                 (PROPOSAL 3)

     The Board of Directors has appointed Arthur Andersen LLP to serve as independent certified public accountants of the Company and its subsidiaries for 1999. Although the appointment of Arthur Andersen LLP is not required to be submitted to the stockholders for approval, the Board of Directors has elected to solicit the stockholders' views on the matter. Stockholders are requested to ratify this appointment. In the event of a negative vote by the stockholders, the Board of Directors intends to reconsider its decision. Representatives of Arthur Andersen LLP are expected to be present at the meeting and will be given an opportunity to make a statement and to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3 TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR 1999.


            SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

     Any proposal submitted by a stockholder for inclusion in the proxy materials for the Annual Meeting of stockholders in 2000 must be delivered to the Secretary of the Company at its principal office in Newport News, Virginia not later than April 15, 2000.

     The Company's bylaws establish advance notice procedures for stockholders to make nominations for candidates for election as directors or to bring other business before an annual meeting of stockholders (the "Advance Notice Procedure"). The Advance Notice Procedure provides that only persons who are nominated by, or at the direction of, the Board of Directors or by a person who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Advance Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. For a stockholder notice to be timely it must be received by the Secretary of the Company at the Company's principal executive offices not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the anniversary of the preceding year's Annual Meeting. In the event that the date of an annual meeting is more than 20 days before or more than 70 days after the anniversary date of the prior year's annual meeting, to be considered timely, notice by a stockholder must be delivered to the Corporate Secretary not sooner than the close of business on the 90th day prior to the upcoming annual meeting and not later than the close of business on the later of either the 70th day prior to the upcoming annual meeting or the 10th day following the day on which the Company first publicly announces the date of the upcoming annual meeting in a press release that is reported by the Dow Jones News Service, the Associated Press or any comparable national news service or in a document such as a proxy statement, registration statement, annual report of Form 10-K, quarterly report on Form 10-Q or current report of Form 8-K publicly filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "Exchange Act").

     A stockholder's notice proposing to nominate a person for election as a director must set forth (a) all information relating to the nominee that is required to be disclosed in a solicitation of proxies for election of directors in an election contest, or is otherwise required under Regulation 14A and Rule 14a-11 under the Exchange Act (and the nominee's written consent to being named in the proxy statement as a nominee and to serve as a director if elected), (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and record address of the stockholder proposing the nomination, as they appear in the Company's books, and such beneficial owner, if any, (ii) the class and number of shares of the

Company's stock that are beneficially owned by the stockholder, and such beneficial owner, if any, (iii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the annual meeting and intends to appear in person or by proxy at the meeting to propose the nomination, and (iv) a representation whether or not the stockholder or such beneficial owner, if any, intends or is part of a group that intends to (a) deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's outstanding stock required to elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of the nomination. In addition, the Company may require any proposed nominee to furnish other information that is reasonably necessary in order for the Company to determine the eligibility of the proposed nominee to serve as a director of the Company.

     A stockholder's notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the proposing stockholder, including, without limitation, (a) a reasonably complete and specific description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting, and in the event that such business includes a proposal to amend the bylaws of the Company, the language of the proposed amendment, (b) the name and record address of the stockholder proposing the business, as they appear in the Company's books, and of the beneficial owner, if any, on whose behalf the proposal is being make, (c) the class and number of shares of the Company that are beneficially owned by the stockholder, and by such beneficial owner, if any, (d) a description of any important interest of the stockholder and such beneficial owner, if any, in the business being proposed, (e) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business, and (f) a representation whether or not the stockholder of such beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company's outstanding stock that is required to approve or adopt the proposal and/or otherwise solicit proxies from stockholders in support of the proposal. If the chairman of the meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with these Advance Notice Procedures, the chairman may declare the nomination or other business out of order and it will not be considered further.


                                 OTHER MATTERS

     As of the date of this proxy statement, management knows of no business that will be presented for consideration at the Annual Meeting of stockholders other than that stated herein. As to other business, if any, and matters incident to the conduct of the meeting that may properly come before the meeting, it is intended that proxies in the accompanying form will be voted in accordance with the best judgment of the person voting the proxies.

     Whether or not you expect to attend the Annual Meeting in person, you are requested to mark, date and sign the enclosed proxy card and return it to the Company in the enclosed envelope, or grant your proxy by telephone or Internet, as explained on the proxy card.

     If you choose to mail in your proxy card, please sign it exactly as your name appears on the card.

     You may revoke your proxy by delivering a written notice of revocation or a later dated proxy to the Company at its principal office to the attention of Stephen B. Clarkson, Secretary, at any time before the proxy is exercised, or by attending the Annual Meeting and voting in person.


                                          /s/ Stephen B. Clarkson
                                          Stephen B. Clarkson
                                          SECRETARY
June 1, 1999

                        [NEWPORT NEWS SHIPBUILDING LOGO]

                         NEWPORT NEWS SHIPBUILDING INC.

                   Proxy Solicited by the Board of Directors
                        for Annual Meeting June 25, 1999

P              The undersigned hereby appoints William P. Fricks, David J.
R       Anderson, Stephen B. Clarkson and Peter A.V. Huegel, severally and not
O       jointly, proxies, with full power of substitution in each, to vote, as
X       designated below, all shares of Common Stock of NEWPORT NEWS
Y SHIPBUILDING INC. owned of record by the undersigned, and which the undersigned is entitled to vote, on all matters which may come before the Annual Meeting of Shareholders June 25, 1999 to be held at The Jefferson Hotel, Franklin and Adams Streets, Richmond, Virginia at 10:00 a.m., local time, and any adjournments or postponements thereof, unless otherwise specified herein.

        Change of Address:                         -----------------------------

                                                   -----------------------------

                                                   -----------------------------

                                                   -----------------------------
                                                   (If you have written a change
                                                   of address in the above
                                                   space, please mark the
                                                   corresponding box on the
                                                   reverse side of this card.)

Your vote is very important. You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box, if you wish to vote in accordance with the Board of Directors' recommendation. The proxies cannot vote your shares unless you sign and return this card or submit your proxy via telephone or the internet, as instructed below.

                                                             [SEE REVERSE SIDE]

                              FOLD AND DETACH HERE

[LOGO]
NEWPORT NEWS SHIPBUILDING

                                ADMISSION TICKET
                         ANNUAL MEETING OF SHAREHOLDERS

If you plan to attend the 1999 Annual Meeting of Shareholders, please mark the appropriate box on the reverse of the attached Proxy Card. The meeting will be held on Friday, June 25, 1999, at The Jefferson Hotel, Franklin and Adams Street, Richmond, Virginia. The meeting will begin promptly at 10:00 a.m. local time.

           TO AVOID DELAY AT THE ENTRANCE, PLEASE PRESENT THIS TICKET

                                     AGENDA
1. Elect two Class III directors
2. Amend Employee Stock Purchase & Accumulation Plan to increase shares available by 150,000
3. Ratify Arthur Andersen LLP as Independent Accountants for 1999

       TRANSACTION OF OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING

It is important that your shares be represented at the meeting. Whether or not you intend to attend the meeting in person, to make sure your shares are represented, we urge you to complete, sign and mail the proxy card or vote your shares via telephone or the Internet.

[X] Please mark your votes as in this example.

  The Board of Directors of Newport News Shipbuilding Inc. recommends that you vote for the following proposals.

1. Election of Directors [ ] FOR   [ ] WITHHELD

Nominees for Class III:
1. Hon. Gerald L. Baliles
2. Dana G. Mead

For, except vote withheld from the following nominee:

-----------------------------------------------------

2. To increase by 150,000 the number of shares authorized for issuance under the Newport News Employee Stock Purchase and Accumulation Plan.

                    [ ] FOR     [ ] AGAINST   [ ] ABSTAIN

3. To ratify the appointment by the Board of Directors of Arthur Andersen LLP as Newport News' independent accountants for 1999.

                    [ ] FOR     [ ] AGAINST     [ ] ABSTAIN

I plan to attend the Annual Meeting  [ ]

Change of address on reverse side  [ ]

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no directions are given, this proxy will be voted FOR Proposals Nos. 1 through 3. The proxy holders named above will vote in their discretion on any other matter that may properly come before the meeting.

SIGNATURE(S)____________________________________ DATE ________________________
NOTE: Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                              FOLD AND DETACH HERE

Dear Share Owner:

Newport News Shipbuilding Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can submit a proxy electronically through the internet or by telephone. This eliminates the need to return the proxy card.

To submit a proxy electronically you must use the voter control number. The voter control number is the series of numbers printed in the box above, just below the perforation. This voter control number must be used to access the system.

1. To submit a proxy over the internet:

   o Log on to the internet and go to the web site http://www.vote-by-net.com

2. To submit a proxy over the telephone:

   o On a touch-tone telephone call 1-800-OK2-VOTE (1-800-652-8683)

     24 hours a day, 7 days a week.

Your electronic proxy authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to submit a proxy electronically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.